ZAGG Inc Names Jim Kearns Chief Operating Officer

SALT LAKE CITY, August 13, 2018 - ZAGG Inc (NASDAQ:ZAGG), a global leader in accessories and technologies that empower mobile lifestyles, today announced the appointment of Jim Kearns as chief operating officer. In his new role, Kearns will be responsible for developing corporate and operational strategies alongside senior management for ZAGG Inc. He will report to Chris Ahern, CEO of ZAGG Inc.
“In a time of significant growth, we are thrilled to have Jim Kearns join the ZAGG executive team,” Ahern said. “Jim brings years of experience to ZAGG as we scale our operations globally to support this growth. From supply chain to logistics, warehouse, quality, and project management, we are confident he will lead the global operations team toward continued excellence.”
Kearns has more than 30 years of experience in business & process transformation, customer loyalty, and operational management. Prior to joining ZAGG Inc, Kearns served as vice president of global operations for Hewlett-Packard Enterprise. In this role, Kearns led a global team responsible for the end-to-end management of all Hewlett Packard Enterprise orders from order receipt to cash and for providing pre- and post-sales support. During his five years at HP, Kearns demonstrated strong leadership across several operational functions and established a proven track record of delivering material results.
Prior to his time with HP, Kearns spent 15 years at Dell in several operational roles, where in his latter years he served as the executive director in charge of EMEA sales operations. In this role, Kearns identified and led a significant amount of process transformation and managed change across all business functions to enhance customer experience, operational efficiency, and business growth.
“I’m excited to join the ZAGG team and support the company’s global growth in the mobile accessories industry,” Kearns said. “Mobile devices are essential to modern living and ZAGG is an established innovation leader with a robust portfolio that addresses specific consumer needs. I look forward to this next chapter in my career.”
Kearns earned his bachelor’s degree in business management from the Institute of Commercial Management and has completed post graduate studies in electronic engineering; 6 Sigma, quality & environmental management. Originally from Ireland, Kearns currently lives in London, UK and has significant international experience in prior roles.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power cases, power management, wireless charging, mobile keyboards, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, BRAVEN® and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the company’s websites at www.zagg.com, www.mophie.com, and www.BRAVEN.com, and follow us on Facebook, Twitter and Instagram.
Contacts

Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com

Investor Relations:
ICR Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com

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